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                 September 24, 2021

       Andrey Fadeev
       Chief Executive Officer, Co-Founder and Director
       Nexters Inc.
       55, Griva Digeni
       3101, Limassol
       Cyprus

                                                        Re: Nexters Inc.
                                                            Registration
Statement on Form F-1
                                                            Filed September 22,
2021
                                                            File No. 333-259707

       Dear Ms. Fadeev:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              J. David Stewart